Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS UPDATE ON $18.7 MILLION PROFIT IMPROVEMENT PLAN ALONG WITH Q1 2019 RESULTS
DALTON, GEORGIA (May 3, 2019) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the first fiscal quarter ended March 30, 2019. For the first quarter of 2019, the Company had net sales of $88,606,000 as compared to $98,858,000 in 2018. For Q1, 2019 net sales were down 10.4% as compared to 2018. For the first quarter of 2019, the Company had a loss from continuing operations of $6,641,000 or $0.42 per diluted share as compared to a loss of $2,884,000 or $0.18 per diluted share in the first quarter of 2018. On a non-GAAP basis our loss was $4,545,000 for the period.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our residential product sales were down 5.5% for the quarter with the industry, we estimate, being down mid to high single digits as compared to the prior year. The early part of the quarter was impacted by poor weather conditions in the northern half of the United States as well as a lack of retail traffic which we believe was due to uncertainties relative to the economic environment and international trade issues. We did see a significant pickup in order activity starting in late first quarter, and for the first four weeks of April our orders in 2019 exceeded our sales as compared to 2018 for the residential business. Residential order activity in the second quarter is also benefiting from the earlier introduction of new products relative to product introductions in 2018. Of note is our new EnVision 6,6™ collection. This new program is an extension of our Dixie Home product line with nicely styled products at moderate price points to reach a wider range of consumers. These products are made with type 6,6 nylon to ensure the highest quality and performance standards. For 2019, we are building on the momentum we gained by tripling our residential hard surface business in 2018 with the launch of TruCor, our new solid polymer core or “SPC” luxury vinyl flooring line. This latest addition to our rigid core luxury vinyl flooring offering is designed to create an extremely durable and waterproof luxury vinyl flooring product. To facilitate this growth, we are expanding our distribution of hard surface products to our west coast distribution center to complement our east coast service center.

Our commercial business in the first quarter was down over 20% on a year over year basis while the industry we believe was flat for the same time periods. Our commercial broadloom sales were most heavily impacted while our commercial modular carpet tile sales were flat for the comparative periods. We did benefit from the reorganization of our commercial business this past fall with lower selling and administrative expenses.
The exclusive supplier of yarns to our Atlas contract operation has decided to dramatically reduce the supply of white dyeable yarns, which have been the major source of differentiation and supported the majority of our Atlas product line. The Atlas business model had been to make piece dyeable products on a build to order model. The change in piece dyed yarn availability along with other product trends in the market place has caused us to change our business model. We have responded by merging our two commercial businesses; first by consolidating the marketing, product development, and support functions followed by consolidating our sales team and manufacturing operations. That consolidation is now complete. We are still in the process of introducing new products to replace those being phased out and will continue this transition for several years.
Our commercial sales during the period were impacted by the completion of our moving equipment from our commercial west coast tufting center into our Atmore, Alabama facility. We have completed all of the movement of the equipment, but have not yet caught up completely on our orders from the transition. We anticipate returning to a more normal order backlog in the second quarter,” Frierson concluded.

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The Dixie Group Reports First Quarter 2019 Results

May 3, 2019

Our gross profit for the first quarter of 2019 was 21.4% of net sales as compared to a gross profit of 21.8% in 2018. Our gross profit was impacted by several major issues during the quarter. Our medical costs were over $1.1 million higher than the same time period in the previous year. We are in the process of implementing changes to reduce the impact to our margins. As noted earlier, we ran excessive costs as we ran significant overtime to process the backlog of orders created by moving our commercial tufting equipment from our west coast commercial tufting operation into our Atmore commercial tufting operation. Finally, we had higher waste as a result of the intensive effort to launch the new products earlier this year. We implemented a price increase in the residential business and select products in the commercial business during the first quarter to offset higher operational expenses.
Selling and administrative expenses for the quarter were down from $23.1 million to $21.7 million. However, due to the lower sales volume our selling and administrative costs were 24.4% of net sales as compared to 23.4% of sales for the first quarter of 2018.
We had $2.1 million in expenses related to our Profit Improvement Plan during the period. We have continued to add additional projects to our Plan, including plans to further cut administrative staff and eliminate in the third quarter of 2019 our Commerce, California distribution center, better utilizing our Santa Ana, California facility and outside resources. Combined savings, on an annualized basis, are now $18.6 million as compared to the beginning of 2018.
Our receivables increased $962 thousand during the quarter due to normal seasonal patterns. Inventories decreased $1.4 million as we continue to bring our inventories down with better production planning practices. Our capital expenditures for the year of 2019 are planned at a level of approximately $6 million. For the first quarter our capital expenditures were $1.0 million as compared to depreciation and amortization of $3.1 million. Interest expense, at $1.7 million, was up due to higher levels of debt and higher interest rates from a year ago. In accordance with the new lease accounting standard, we added to the balance sheet both a right of use asset of $9.0 million and an operating lease obligation of $9.4 million. Outside of our operating lease liabilities, the total of our long term debt, including the short term portion, increased $4.6 million during the first quarter due to normal seasonal increases in working capital.
Our residential sales for the first four weeks of April are 1.7% behind last year at this time. Our commercial backlog has increased $2.1 million or 12% since the beginning of the second quarter. Orders for the Company for the first four weeks of the second quarter are now above sales for the same time period a year ago.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/. The simulcast will begin at approximately 11:00 a.m. Eastern Time on May 3, 2019. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 9856906 at least ten minutes before the appointed time. A seven day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 9856906 when prompted for the access code.
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas | Masland Contract and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2019 Results

May 3, 2019

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 30, 2019	March 31, 2018

NET SALES	$88,606	$98,858
Cost of sales	69,687	77,278
GROSS PROFIT	18,919	21,580
Selling and administrative expenses	21,660	23,120
Other operating (income) expense, net	26	(241)
Facility consolidation and severance expenses, net	2,091	216
Impairment of assets	5	—
OPERATING LOSS	(4,863)	(1,515)
Interest expense	1,720	1,533
Other (income) expense, net	(42)	2
Loss from continuing operations before taxes	(6,541)	(3,050)
Income tax provision (benefit)	100	(166)
Loss from continuing operations	(6,641)	(2,884)
Loss from discontinued operations, net of tax	(31)	(23)
NET LOSS	$(6,672)	$(2,907)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.42)	$(0.18)
Discontinued operations	(0.00)	(0.00)
Net loss	$(0.42)	$(0.18)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.42)	$(0.18)
Discontinued operations	(0.00)	(0.00)
Net loss	$(0.42)	$(0.18)

Weighted-average shares outstanding:
Basic	15,809	15,715
Diluted	15,809	15,715

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The Dixie Group Reports First Quarter 2019 Results

May 3, 2019

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 30, 2019	December 29, 2018
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$12	$18
Receivables, net	43,504	42,542
Inventories, net	103,823	105,195
Prepaids and other current assets	6,412	5,204
Total Current Assets	153,751	152,959

Property, Plant and Equipment, Net	82,061	84,111
Operating Lease Right-Of-Use Assets	8,982	—
Other Assets	17,506	15,708
TOTAL ASSETS	$262,300	$252,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,580	$17,779
Accrued expenses	29,577	30,852
Current portion of long-term debt	6,966	7,794
Current portion of operating lease liabilities	2,115	—
Total Current Liabilities	58,238	56,425

Long-Term Debt	125,716	120,251
Operating Lease Liabilities	7,255	—
Other Long-Term Liabilities	18,995	17,118
Stockholders' Equity	52,096	58,984
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$262,300	$252,778

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The Dixie Group Reports First Quarter 2019 Results

May 3, 2019

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended	Three Months Ended
	March 30, 2019	March 31, 2018
Net loss as reported	$(6,672)	$(2,907)
Income from discontinued operations	(31)	(23)
Loss from continuing operations	(6,641)	(2,884)
Profit Improvement Plans	2,091	216
Impairment of assets	5	—
Loss from continuing operations	$(4,545)	$(2,668)
Diluted shares	15,809	15,851
Adjusted loss per diluted share	$(0.29)	$(0.17)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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